(d)(3)(i)

December 5, 2016

Christopher Kurtz

Vice President

Voya Investment Management Co. LLC

One Orange Way, C1-N

Windsor, CT 06095

Dear Mr. Kurtz:

Pursuant to the Sub-Advisory Agreement, dated November 18, 2014, as amended (the “Agreement”), between Voya Investment Management Co. LLC (the “Sub-Adviser”) and Voya Investments, LLC, we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to Voya SMID Cap Growth Fund and Voya U.S. High Dividend Low Volatility Fund (together, the “Funds”), each a newly established series of Voya Equity Trust, effective on December 5, 2016, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Funds to Amended Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fees indicated for the Funds, is attached hereto.

Please signify your acceptance to act as Sub-Adviser to the aforementioned Funds under the Agreement with respect to the Funds by signing below where indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

ACCEPTED AND AGREED TO:
Voya Investment Management Co. LLC

By:	/s/ Christopher Kurtz
Name:	Christopher Kurtz
Title:	VP Finance

INVESTMENT MANAGEMENT

voyainvestments.com

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily assets allocated to the Sub-Adviser)
Voya Large-Cap Growth Fund	November 18, 2014	0.3380% on first $500 million; 0.3040% on next $500 million; and 0.2930% on assets in excess of $1 billion
Voya Large Cap Value Fund	November 18, 2014	0.2925% on all assets
Voya MidCap Opportunities Fund	November 18, 2014	0.3375% on all assets
Voya SmallCap Opportunities Fund	November 18, 2014	0.4050% on the first $250 million; 0.3600% on the next $250 million; and 0.3375% on assets in excess of $500 million
Voya SMID Cap Growth Fund	December 5, 2016	0.3800% on all assets
Voya U.S. High Dividend Low Volatility Fund	December 5, 2016	0.2000% on all assets